Exhibit 10.1
April 21, 2009
Mr. James A. Milton
2508 Beacon Crest Drive
Plano, Texas 75093
Re: Employment Offer Letter
Dear Jim:
SoundBite Communications, Inc. (“SoundBite”) is pleased to offer you employment on the following terms.
You will be employed, effective May 1, 2009 (the “Effective Date”), to serve in the position of Chief Executive Officer and President, reporting to the Board of Directors (the “Board”). You will be responsible for the general and active management of the business of SoundBite and for such other duties as may from time to time be assigned to you by SoundBite. You agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of SoundBite’s business and interests and to the performance of your duties and responsibilities as an employee of SoundBite. You will be based at our offices located in 22 Crosby Drive, Bedford, Massachusetts. Of course, SoundBite may change your position, duties and work location from time to time in its discretion.
Your base salary will be at the rate of $325,000 annually, less all applicable federal, state and local taxes and withholdings, to be paid in installments in accordance with SoundBite’s standard payroll practices. You will be eligible for a bonus with respect to the period from the Effective Date through December 31, 2009, which will be determined in accordance with SoundBite’s 2009 Management Cash Compensation Plan, a copy of which has been previously provided to you. The 2009 Management Cash Compensation Plan contemplates a target bonus for you of $116,667, of which $83,333 will be guaranteed. For subsequent years, you will be eligible for an annual bonus determined in the sole discretion of SoundBite based upon an evaluation of both your performance and SoundBite’s performance, provided that, in any event, you shall be guaranteed a bonus of $41,667 with respect to the period from January 1, 2010 through April 30, 2010. To be eligible for any such bonus with respect to 2009 or any subsequent period, you must remain employed through the time when the bonus is paid. SoundBite may change your compensation from time to time in its discretion, except that it may not, without your consent, reduce either the rate of your base salary in effect prior to April 30, 2010 or the amount of your guaranteed bonus for 2009 or the first four months of 2010.
SoundBite will grant you, as of the Effective Date, options to purchase 700,000 shares of SoundBite’s common stock pursuant to SoundBite’s 2007 Stock Incentive Plan. The option shares will have an exercise price per share equal to the Fair Market Value (as defined in such Plan) as of the Effective Date and will vest over 4 years, with 25% vesting as of the first anniversary of the Effective Date and the balance vesting in 36 equal monthly installments thereafter. Your options will be evidenced by an Incentive Stock Option Agreement covering the maximum portion of the option shares permissible under the regulations of the Internal Revenue Service; the balance of the option shares will be evidenced by a Nonqualified Stock Option Agreement.

SoundBite Communications, Inc., 22 Crosby Drive, Bedford, MA 01730, Phone 781-897-2500, Fax 781-897-2721, www.SoundBite.com

Mr. James A. Milton
April 21, 2009

SoundBite will, at your election, enter into with you an Indemnification Agreement, an Executive Retention Agreement and/or a Change in Control Agreement, each dated as of the Effective Date and otherwise in the form previously provided to you.
SoundBite will pay, or reimburse you for, up to $3,000 per month for documented rental expenses you incur for lodging in the Bedford area.
You will be eligible to participate in any and all benefit programs that SoundBite establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. Those benefits may include participation in group medical and dental insurance programs and in SoundBite’s 401(k) plan. Details about current benefit plans are available for your review. The benefits made available by SoundBite, and the rules, terms, and conditions for participation in such benefit plans may be changed by SoundBite at any time and from time to time without advance notice.
You will be eligible for a maximum of 15 days of vacation per calendar year, subject to proration to the Effective Date and to be taken at such times as may be approved in the sole discretion of SoundBite. The number of vacation days for which you are eligible will accrue monthly in accordance with SoundBite’s standard practices.
As a condition of your employment, you will be required to comply with all SoundBite policies and procedures. Violations of SoundBite policies and procedures may lead to immediate termination of your employment. Further, SoundBite’s premises (including all workspaces, furniture, documents and other tangible materials) and information technology resources (including computers, data and other electronic files, and email) are subject to oversight and inspection by SoundBite at any time. SoundBite employees should have no expectation of privacy with regard to any SoundBite premises, materials, resources or information.
As a condition of your employment, you also will be required to read, sign and comply with SoundBite’s Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement with SoundBite (your “Invention Agreement”) in the form previously provided to you.
In your work for SoundBite, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by SoundBite. By accepting employment with SoundBite, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to SoundBite any contract you have signed that may restrict your activities on behalf of SoundBite in any manner.
Your employment relationship is “at will.” Accordingly, you may terminate your employment with SoundBite at any time and for any reason whatsoever simply by notifying SoundBite. Likewise, SoundBite may terminate your employment at any time, with or without cause or advance notice.
For purposes of federal immigration law, you will be required to provide SoundBite with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to SoundBite within three business days of the Effective Date, or our employment relationship with you may be terminated.

Mr. James A. Milton
April 21, 2009

This letter, together with your Invention Agreement, forms the complete and exclusive statement of your agreement with SoundBite concerning your employment by SoundBite. The terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of this letter cannot be changed (except with respect to those changes expressly reserved to SoundBite’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of SoundBite. This agreement is to be governed by the laws of the Commonwealth of Massachusetts without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this letter, no ambiguity shall be construed against either party as the drafter. This letter may be executed in counterparts, and signatures transmitted via facsimile shall be deemed equivalent to originals.
Finally, we confirm that, subject to your commencement of employment at SoundBite, the Board has nominated you for election as a director of SoundBite and will propose and recommend your election as a Class II director at SoundBite’s 2009 Annual Meeting of Stockholders, which currently is expected to be held in June 2009.
If you wish to accept employment at SoundBite under the terms described above, please sign, date and return to me an executed copy of this letter and your Invention Agreement.
Sincerely,
SoundBite Communications, Inc.

By:	/s/ Robert C. Leahy
Chief Operating Officer
and Chief Financial Officer

Understood and Accepted: James A. Milton
/s/ James A. Milton		Dated: April 21, 2009